UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

FuelCell Energy, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 21, 2023, the following information was sent via email to certain employees of FuelCell Energy, Inc. who are also beneficial owners of FuelCell Energy, Inc.’s common stock:

Team,

If you hold shares of FuelCell Energy, Inc. common stock your votes are needed!  Recently, the Company distributed its Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. The proposals discussed in the Proxy Statement and the results of this year’s Annual Meeting are very important to the Company. In addition to proposals to elect our Board of Directors and ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, proposals have been made to approve the amendment and restatement of our employee stock purchase plan to increase the number of shares of common stock that may be issued under the plan and to approve the amendment of the Company’s certificate of incorporation to increase the number of shares of common stock that FuelCell Energy is authorized to issue.

If you held shares of the Company’s common stock at the close of business on February 10, 2023, you have the right to vote on all of the proposals that will be presented at the virtual Annual Meeting of Stockholders on April 6, 2023. Your vote is very important, and we request that you vote your shares as promptly as possible in advance of the meeting.

Please refer to the proxy materials sent to your address of record, or the information forwarded by your bank, broker, or other holder of record to see which of the following voting methods are available to you:

If you hold your shares at Fidelity, you can view the proxy materials and cast your vote on www.fidelity.com by following these steps:

1.	Click on the "Accounts & Trade" tab
2.	Select "Statements" and log in using a username and password
3.	Choose "Proxy Materials"
4.	Click "Vote"

Once you click the "Vote" button you will be directed to the voting page at a proxy vendor's website. Once you vote online, it can take up to 20 minutes to update your voting status.

This site is not affiliated with Fidelity. Fidelity has not been involved in preparing the content supplied at the unaffiliated site and does not guarantee or assume any responsibility for its content.

Alternatively, you can view the Proxy materials and cast your vote by following these alternative steps:

●	Online at www.proxyvote.com.
●	By telephone at 1-800-690-6903.
●	Scanning the QR Code in the proxy materials using your mobile device.
●	By mail by voting, signing and timely mailing your Proxy Card in the envelope provided with the proxy materials.

Shares held in your name as the stockholder of record may also be voted electronically during the Annual Meeting at www.virtualshareholdermeeting.com/FCEL2023.

In all cases you should have your 16-digit control number from your proxy card or your Notice of Internet Availability of Proxy Materials.

Thank you,

Jason